UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2014

IGNYTA, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-183886	59-3564984
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11095 Flintkote Avenue, Suite D

San Diego, California 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 255-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On February 19, 2014, Ignyta, Inc. (“Ignyta”) appointed Sara Zaknoen, M.D., as Ignyta’s Chief Medical Officer, effective immediately. Prior to joining Ignyta, Dr. Zaknoen, 55, was Chief Medical Officer of Polynoma LLC from May 2012 to January 2014. From January 2007 until February 2012, Dr. Zaknoen served as the Chief Medical Officer of Tragara Pharmaceuticals, Inc. Prior to Tragara, Dr. Zaknoen was the Chief Medical Officer of Cabrellis Pharmaceuticals Corporation from September 2006 to December 2006, contributing to the sale of Cabrellis to Pharmion Corporation in November 2006. Dr. Zaknoen served as Executive Director of Phase 2/3 Clinical Oncology Research of Novartis Pharmaceuticals Corp. from September 2002 to September 2006, and she served as Director of Clinical Oncology Research of Schering-Plough Research Institute from April 1998 to September 2002. Dr. Zaknoen’s prior positions also include Assistant Professor of Medicine at the University of Cincinnati Medical Center; Director of Experimental Therapeutics at the Western Pennsylvania Hospital, Western Pennsylvania Cancer Institute; Medical Staff Fellow at the National Cancer Institute; and internship, residency and fellowship in hematology/oncology at the University of Minnesota. Dr. Zaknoen holds a B.S. in Chemistry and Biology from Valparaiso University and an M.D. degree from the Indiana University School of Medicine.

Dr. Zaknoen’s annual base salary will be $350,000. Dr. Zaknoen will also be eligible to participate in cash or other bonus plans at the discretion and upon the approval of Ignyta’s Board of Directors. Further, Dr. Zaknoen will be eligible to receive grants of equity awards under Ignyta’s Amended and Restated 2011 Stock Incentive Plan (the “Ignyta Plan”) or any other equity compensation plan the Board of Directors may approve and adopt in the future, at the discretion of the Board of Directors. As with Ignyta’s other employees, Dr. Zaknoen does not have a formal employment agreement with Ignyta, and will not have such an agreement unless and until the Board of Directors, or a committee thereof, and Dr. Zaknoen approve the terms of any such agreement. As a result, the amount of Dr. Zaknoen’s annual base salary, cash or other bonus compensation, equity compensation or any other form of compensation she may receive may be modified at any time at the discretion of the Board of Directors.

In connection with her appointment, Ignyta has agreed, subject to the approval of its Board of Directors, to grant to Dr. Zaknoen a stock option award to purchase 200,000 shares of Ignyta’s common stock under the Ignyta Plan at an exercise price equal to the fair market value of Ignyta’s common stock on the grant date. The option award agreement will be consistent with the standard option award agreement under the Ignyta Plan, and the options will vest on Ignyta’s standard four-year vesting schedule, with 25% of the shares subject to the award vesting on the vesting commencement date and 1/36th of the remaining shares subject to the award vesting each monthly anniversary thereafter, subject to Dr. Zaknoen’s continued employment by Ignyta on each vesting date.

In addition, Dr. Zaknoen will be eligible to participate in Ignyta’s 2013 Severance and Change in Control Severance Plan (the “Severance Plan”) as a “Tier 2 Covered Employee.” The terms and provisions of the Severance Plan as applied to a Tier 2 Covered Employee are set forth in Ignyta’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2013, which description is incorporated herein by reference.

There are no family relationships between Dr. Zaknoen and any of Ignyta’s current or former directors or executive officers. Dr. Zaknoen is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2014	IGNYTA, INC.

	By:	/s/ Jonathan Lim, M.D.
	Name:	Jonathan Lim, M.D.
	Title:	President, Chief Executive Officer

2